SCHEDULE 13G

EXHIBIT B

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the Common Stock of American Standard Companies Inc.

Dated:	February 14, 2007	/S/ Warren E. Buffett
Warren E. Buffett
Berkshire Hathaway Inc.

Dated:	February 14, 2007	/S/ Warren E. Buffett
By: Warren E. Buffett
Title: Chairman of the Board

OBH, Inc.

Dated:	February 14, 2007	/S/ Warren E. Buffett
By: Warren E. Buffett
Title: Chairman of the Board

National Indemnity Company

Dated:	February 14, 2007	/S/ Marc D. Hamburg
By: Marc D. Hamburg
Title: Chairman of the Board

GEICO Corporation

Dated:	February 14, 2007	/S/ Warren E. Buffett
By: Warren E. Buffett
Title: Chairman of the Board

Government Employees Insurance Company

Dated:	February 14, 2007	/S/ Olza M. Nicely
By: Olza M. Nicely
Title: Chairman of the Board